Exhibit 99.06

Pazoo Adds Highly Respected and Top Veterinarian Dr. Roger Welton

CEDAR KNOLLS, N.J., March 20, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce it has signed one of the most revered Veterinary Experts, Dr. Robert Welton, to its ever increasing Expert Panel.

Dr. Roger Welton will enhance Pazoo's Expert Panel and Pazoo's overall mission of health and wellness for both people and their pets.  Dr. Welton brings a vast knowledge of veterinary medicine and overall pet wellbeing that will surely help all the many pet lovers out there.  Dr. Welton brings with him a special wealth of knowledge and expertise that will be delivered to you from the www.pazoo.com website that truly can enhance and improve your pets' health and wellbeing.

This wealth of knowledge was gained from the one year of clinical training at the University of Illinois, College of Veterinary Medicine, as well as two preceptorships in the fields of medical oncology and orthopedic surgery at the prestigious Animal Medical Center in New York City.  Additionally Dr. Welton completed advanced post doctoral training in reconstructive surgery of the knee, diagnostic ultrasound, and rehabilitation of pets (cold laser therapy, acupuncture, nutritional and nutraceutical therapy).  His special interests include surgery, emergency and critical care, but also enjoys promoting wellness through integrative medicine (combined traditional western medicine and alternative medicine with a focus on clinical nutrition and nutritional supplements).  Dr. Roger Welton is currently the president as well as an attending veterinarian of Maybeck Animal Hospital.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released March 20, 2013